EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

            Pioneer Closes Sale of Non-Strategic Canadian Properties

Dallas, Texas, June 1, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that its Canadian subsidiary has closed the sale of its Martin Creek, Conroy Black and Lookout Butte oil and gas properties to Ketch Resources Ltd. (TSE:KER.UN) for proceeds after closing adjustments of approximately $199 million.

Pioneer expects to recognize an after-tax gain associated with the Canadian asset sale of approximately $75 to $80 million based on the Company's intent to create a repatriation plan that qualifies for the provisions of the American Jobs Creation Act of 2004. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Pioneer will report the results of operations of the Canadian properties sold, including the gain on disposition, as discontinued operations in its second quarter results.

Pioneer retained its core areas in Canada, the Chinchaga gas and the Horseshoe Canyon coalbed gas fields. At Chinchaga, the Company drilled 56 wells during its winter drilling campaign and has an extensive inventory of locations remaining to drill in future years. Beginning in June, Pioneer plans to drill a minimum of 80 wells to assess the potential of its extensive Horseshoe Canyon coalbed acreage position.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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